Energy Transfer Equity Announces Tender Offer for up to
$400,000,000 of its Outstanding 7.500% Senior Notes Due 2020

DALLAS - October 30, 2013 - Energy Transfer Equity, L.P. (NYSE: ETE) (the “Partnership”) announced today that it has commenced a tender offer (the “Tender Offer”) to purchase for cash up to an aggregate of $400 million principal amount of its outstanding 7.500% Senior Notes due 2020 (the “Notes”) from registered holders of the Notes (the “Holders”). There is currently $1.8 billion in aggregate principal amount of the Notes outstanding. The Tender Offer is being made pursuant to, and subject to the terms and conditions in, the Offer to Purchase dated October 30, 2013. The principal amount of Notes purchased in the Tender Offer is currently capped at $400 million (the “Tender Cap”). Subject to the satisfaction of the financing and other conditions, and subject to the Tender Cap, the Partnership intends to accept for purchase all Notes validly tendered at or prior to the Expiration Time (as defined below). In the event that the principal amount of Notes validly tendered in the Tender Offer exceeds the Tender Cap, the Partnership will purchase the tendered notes on a pro rata basis, as set forth in the Offer to Purchase.

Title of Security	CUSIP and ISIN Numbers	Principal Amount Outstanding	Tender Cap	Total Consideration [1,2]	Early Tender Payment[1]	Tender Offer Consideration [1,2]
7.500% Senior Notes due 2020	29273VAC4 and US29273VAC46	$1,800,000,000	$400,000,000	$1,150	$50	$1,100

(1)	Per $1,000 principal amount of Notes that are accepted for purchase.
(2)    Accrued and unpaid interest will be paid in addition to the Total Consideration or the Tender Offer Consideration, as applicable.
Subject to the terms and conditions in the Offer to Purchase, Holders who validly tender their Notes before 5:00 p.m., New York City time, on November 13, 2013 (the “Early Tender Deadline”), will receive the Total Consideration, which includes an early tender payment (the “Early Tender Payment”) of $50.00 per $1,000 principal amount of Notes (which is payable in respect of Notes tendered at or prior to the Early Tender Deadline and accepted for purchase). Holders who validly tender their Notes after the Early Tender Deadline and at or prior to the Expiration Time (as defined below) that are accepted for purchase will be eligible to receive only the Tender Offer Consideration, and not the Early Tender Payment. Validly tendered Notes may be validly withdrawn at any time at or prior to the withdrawal deadline, which is 5:00 p.m., New York City time, on November 13, 2013, unless extended or earlier terminated.
The Tender Offer will expire at 11:59 p.m., New York City time, on November 27, 2013 (the “Expiration Time”), unless extended or earlier terminated. Holders who validly tender their Notes and whose Notes are accepted for payment will receive accrued and unpaid interest from the last interest payment date to, but excluding, the payment date. The payment date is expected to be the second business day following the Expiration Time.
In conjunction with the Tender Offer, the Partnership intends to launch a comprehensive refinancing of its existing debt. To that end, the Partnership intends to refinance its current $900 million senior secured term loan due March 2017 and is finalizing a new five-year revolving credit facility for up to $600 million. Proceeds from a possible new issuance of senior secured notes and/or a new term loan will be used to satisfy any proceeds required for a successful tender of the Notes. There can be no assurance that the Partnership will successfully refinance its existing term loan or raise adequate funds for the tender from any intended new issuance of senior secured notes or any term loan financing.

The dealer managers for the Tender Offer are Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. D.F. King & Co., Inc. is acting as tender agent and information agent in connection with the Tender Offer. Any questions regarding procedures for tendering Notes or requests for additional copies of the Offer to Purchase and any related documents, which are available for free and which describe the tender offer in greater detail, should be directed to the dealer managers or D.F. King & Co., whose respective addresses and telephone numbers are as follows:

Credit Suisse Securities (USA) LLC Eleven Madison Avenue New York, New York 10010‑3629 Attention: Liability Management Group U.S. Toll Free: (800) 820‑1653 Collect: (212) 325‑2476	Goldman, Sachs & Co. 200 West Street New York, New York 10282 Attention: Liability Management Group U.S. Toll Free: (800) 828-3182 Collect: (212) 902-6941

D.F. King & Co.
Attention: Elton Bagley
48 Wall Street - 22nd Floor
New York, New York 10005
Banks and Brokers call: (212) 269-5550
All others: (800) 488-8035
Email: energytransfer@dfking.com

None of the Partnership, the dealer managers, the information agent, the tender agent or the trustee for the Notes or their respective affiliates is making any recommendation as to whether Holders should tender all or any portion of their Notes in the Tender Offer.
Energy Transfer Equity, L.P. (NYSE: ETE) is a master limited partnership which owns the general partner and 100% of the incentive distribution rights (IDRs) of Energy Transfer Partners, L.P. (NYSE: ETP) and approximately 99.7 million ETP common units; and owns the general partner and 100% of the IDRs of Regency Energy Partners LP (NYSE: RGP) and approximately 26.3 million RGP common units. The Energy Transfer family of companies owns more than 56,000 miles of natural gas, natural gas liquids, refined products, and crude oil pipelines. For more information, visit the Energy Transfer Equity, L.P. web site at www.energytransfer.com.
Forward-Looking Statements
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law, including statements concerning the Partnership’s expectations regarding the terms and completion of the Tender Offer. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2012 and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
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This press release shall not constitute an offer to buy, or the solicitation of an offer to sell, securities, nor a solicitation for acceptance of the Tender Offer for the Notes. The Tender Offer is only being made pursuant to the terms of the Offer to Purchase. Holders of the Notes should read these materials because they contain important information. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.
Investor Relations:
Energy Transfer
Brent Ratliff, 214-981-0700
or
Media Relations:
Granado Communications Group
Vicki Granado, 214-599-8785
214-498-9272 (cell)